EXHIBIT 5.1

[Orrick, Herrington & Sutcliffe LLP Letterhead]

October 11, 2006

Synthetic Fixed-Income Securities, Inc.
One Wachovia Center
301 South College Street
Charlotte, North Carolina 28288

Re:	Synthetic Fixed-Income Securities, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We have advised Synthetic Fixed-Income Securities, Inc., a Delaware corporation (the ‘‘Registrant’’), in connection with the registration statement on Form S-3 (File No. 333-135656) filed by the Registrant with the Securities and Exchange Commission (the ‘‘Commission’’) on July 7, 2006, (as amended, the ‘‘Registration Statement’’) and relating to the issuance from time to time in one or more series (each, a ‘‘Series’’) of trust certificates (the ‘‘Securities’’) that are registered on such Registration Statement. The Registration Statement was filed with the Commission under the Securities Act of 1933, as amended (the ‘‘Act’’). As set forth in the Registration Statement, each Series of Securities will be issued by a separate trust to be formed by the Registrant (each, a ‘‘Trust’’) under and pursuant to the conditions of a trust agreement (each, an ‘‘Agreement’’), each to be identified in the prospectus supplement for such Series of Securities, a form of which has been included as part of the Registration Statement.

We have examined such instruments, documents and records as we deemed relevant and necessary as a basis of our opinion hereinafter expressed. In such examination we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on such examination and the assumptions set forth herein, we are of the opinion that when the Securities of a Series have been duly executed, authenticated and delivered in accordance with the terms of the related Agreement and issued and sold, the Securities of such Series will be legally issued, fully paid and non-assessable, and the holders of the Securities will be entitled to the benefits of the related Agreement, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium, or other laws relating to or affecting the rights of creditors generally and general principles of equity including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement and the Prospectus contained therein. In giving such consent we do not consider that we are ‘‘experts,’’ within the meaning of the term as used in the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion, as an exhibit or otherwise.

Very truly yours,
/s/ Orrick, Herrington & Sutcliffe LLP
ORRICK, HERRINGTON & SUTCLIFFE LLP